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                                                                    EXHIBIT 11.1

                                  AWARE, INC.

              COMPUTATION OF PRO FORMA NET INCOME PER COMMON SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                             YEAR ENDED       THREE MONTHS ENDED
                                                             ----------     -----------------------
                                                              DEC. 31,      MARCH 31,     MARCH 31,
                                                                1995          1995          1996
                                                             ----------     ---------     ---------
Net Income (Loss)..........................................    $ (343)       $   (87)      $    41
Weighted Average Number of Common and Common Equivalent
  Shares Outstanding:
  Common Stock.............................................     1,163          1,150         1,171
  Common Stock Equivalent of Convertible Preferred.........        --             --        12,800
  Common Stock Equivalent of Options.......................        --             --           256
                                                             ----------     ---------     ---------
     Subtotal..............................................     1,163          1,150        14,227
  Effect of SAB 83.........................................       882            882           882
     Total.................................................     2,045          2,032        15,109
Pro Forma Net Income per Common Share......................    $(0.17)       $ (0.04)      $  0.00
                                                             ----------     ---------     ---------
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